Exhibit 10.10

SETTLEMENT AGREEMENT

(Regarding Assignment of Four Patent Families)

The parties to this Settlement Agreement (this “Agreement”) are BRITISH COLUMBIA CANCER AGENCY BRANCH (“BCCA”), having offices at 600 West 10th Avenue, Vancouver, British Columbia, and CELATOR PHARMACEUTICALS INC. (“Celator”), having offices at 1779 West 75th Avenue, Vancouver, British Columbia (collectively, referred to as the “Parties”). The parties wish to resolve a disagreement regarding the obligations of BCCA and Celator with respect to assignment of four patent families. These families are as follows:

1. U.S. Serial No. 10/264,538 and any continuations, divisionals, continuations-in-part, reissues or reexamined forms thereof and any foreign counterparts thereof (the CombiPlex™ applications);

2. US. Serial No. 10/817,735 and any continuations, divisionals, continuations-in-part, reissues or reexamined forms thereof and any foreign counterparts thereof (the CPX-l applications);

3. U.S. Serial No. 10/551,401 and any continuations, divisionals, continuations-in-part, reissues or reexamined forms thereof and any foreign counterparts thereof (the Drug Resistance applications); and

4. US. Serial No. 10/551,374 and any continuations, divisionals, continuations-in-part, reissues or reexamined forms thereof and any foreign counterparts thereof (the Individualized Therapy applications).

The Nature of the Dispute

The Parties agree that under Section 6.1 (b) of the Collaborative Research Agreement (“CRA”) between Celator and the BCCA, dated 11 May 2001, Dr Marcel Bally (“Bally”) and Dr. Lawrence Mayer (“Mayer”) are to be considered BCCA inventors in respect to any Royalty-Bearing Patent on which they are named;

that a Royalty-Bearing Patent means any patent that claims all or any part of any Prior Intellectual Property or any Celator-Sponsored Intellectual Property;

that Celator-Sponsored Intellectual Property means intellectual property arising from the performance of the work under the CRA in the Fields of Research; and

that Work means the research and development activities performed by BCCA under the CRA during the Term as specified in one or more R&D Work Schedules, including the performance of the Services and provision of the Deliverables therefore

The Parties agree that the claims in the CPX -1 applications are properly considered Celator Intellectual Property, and therefore are part of potential Royalty-Bearing Patents under the CRA. The parties agree that under the terms of the CRA, Bally and Mayer will assign their interest to BCCA, and that the milestones set out in Exhibit C to the CRA have been met, thus obligating BCCA to assign its rights to Celator under Section 83(b) of the CRA.

The Parties do not agree that the inventions claimed in the CombiPlex™ applications, Drug Resistance applications and the Individualized Therapy applications constitute Celator Intellectual Property under the CRA, and thus do not agree on the issue of whether any patents to issue on such applications are Royalty-Bearing Patents

BCCA’s position is that these applications claim Celator-Sponsored Intellectual Property based on Work performed by BCCA inventors, Drs. Bally and Mayer, under the CRA. Therefore, the patents issuing from them would be Royalty Bearing Patents under the CRA and Section 6.1 (b) if the CRA does apply

Celator’s position is that these applications are inventions that are not Celator-Sponsored Intellectual Property, were independent of research and development activities performed by BCCA under the CRA and that, therefore, the patents issuing on them will not be Royalty Bearing Patents and the designation of Bally and Mayer as BCCA inventors under Section 6.1 (b) is not applicable.,

Resolution

Since no agreement by the Parties with regard to the foregoing dispute appears possible, the Parties hereby agree to resolve the disputed assignment issues, independent of the terms of the CRA, as follows:

1. Bally and Mayer will assign their interest initially in the CombiPlex™ applications, the Drug Resistance applications and the Individualized Therapy applications to BCCA,

2. BCCA will immediately assign its interest to Celator in the CombiPlex™ applications, the Drug Resistance applications and the Individualized Therapy applications.

3. The CombiPlex™ applications, Drug Resistance applications and the Individualized TheJapy applications, will be subject to payment of royalties according to Section 6.1 of the CRA.

4. For purposes of the calculation of royalty in Section 6.1(b), the royalty will be calculated according to Section 6.1(b) as in the CRA for the Individualized Therapy applications and will be calculated at a reduced rate, for the CombiPlex™ applications and Drug Resistance applications, equivalent as follows:

1 + Number of BCCA inventor Named on a Royalty Bearing Patent aside from Drs. Bally and Mayer Total number of inventors named on Royalty Bearing Patent	X	Royalty rate otherwise applicable under Subsection 6.1(a) based on applicable Net Sales	=	Adjusted Royalty Rate

The Parties reach this Agreement recognizing that it represents a position independent of resolving the fundamental disagreement between the Parties as to the characterization of the 2 inventions of the CombiPlex™, Drug Resistance and Individualized Therapy applications as outlined above.

This Agreement although binding on the Parties with respect to the specific patent applications noted herein is made without prejudice to the Parties’ positions with respect to this dispute or other disagreements past, continuing or arising in the future. It shall not be construed in a manner that binds the position of the Parties with respect to such other matters. This Agreement shall be governed pursuant to the laws of British Columbia and the Parties shall attorn the courts of said Province.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement this 5th day of August, 2008.

BRITISH COLUMBIA CANCER AGENCY BRANCH

by its authorized signatory:

By:	/s/ Sarah Jane Lee

Its:	Director, Technology Development Office

CELATOR PHARMACEUTICALS INC. by its authorized signatory:

By:	/s/ Lawrence Mayer

Its:	President and Head of Research